Exhibit 99.1

Press Release

Comstock Homebuilding Companies restructures

$8.8 million debt with Bank of America

Reston, Virginia (December 1, 2008) – Comstock Homebuilding Companies, Inc. (NASDAQ CHCI) and certain of its subsidiaries (collectively “Comstock” or the “Company”) announced that it entered into loan modification agreements with Bank of America, N.A. with respect to approximately $8.8 million of the Company’s debt.

Under the terms of a Forbearance and Conditional Release Agreement, the Company agreed to cooperate with Bank of America with respect to its foreclosure on certain of the Company’s Atlanta real estate assets and Bank of America agreed to provide the Company a full release from the $5.7 million of secured obligations associated with the subject properties. The foreclosure agreement covers the Company’s Highland Avenue, Brentwood Estates and Senator’s Ridge projects. Foreclosure is expected to occur on December 2, 2008. In advance of this agreement the Company recorded impairment charges related to the Bank of America collateral in the quarter ended June 30, 2008 and does not anticipate any material write-offs in connection with the foreclosures.

Under the terms of a Loan Modification Agreement, the maturity date of $3.1 million outstanding under the Company’s unsecured revolving line of credit note was extended ten years to December 28, 2018. The amended note will accrue interest until January 28, 2010 (no cash payments) at which time the Company will be obligated to commence making monthly interest-only payments until January 28, 2012 after which the Company will be obligated to commence making monthly principal and interest payments through maturity. There are no financial covenants under the amended unsecured loan.

“This is another milestone in our efforts to restructure a significant portion of our debt,” said Christopher Clemente, Comstock’s Chairman and Chief Executive Officer. “We are working hard with all of our lenders to negotiate loan terms that take into account current market conditions. We remain optimistic regarding the outcome of the ongoing negotiations.”

About Comstock Homebuilding Companies, Inc.

Comstock Homebuilding Companies, Inc. is a publically traded real estate enterprise with a focus on a variety of affordably priced, for-sale residential products. The company currently operates as Comstock Homes in the Washington, D.C.; Raleigh, NC; and Atlanta, GA markets. Comstock trades on Nasdaq as CHCI. For more information please visit www.comstockhomebuilding.com.

Cautionary Statement

This release may contain “forward-looking” statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s Form 10-K as filed with the Securities and Exchange Commission on March 24, 2008. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.